Exhibit 99.1

          PharmaFrontiers Reports First Quarter 2006 Results

    THE WOODLANDS, Texas--(BUSINESS WIRE)--May 15,
2006--PharmaFrontiers Corp. (OTCBB:PFTR), a company involved in the development and commercialization of cell therapies, today reported financial results for the quarter ended March 31, 2006.

    Highlights of the first quarter of 2006 and recent weeks include:

    -- Completion of $23 million financing to fund Phase IIb trial for Tovaxin(TM) and other clinical programs

    -- Reconstitution of board of directors with two new board members

    --  Lynne Hohlfeld, CPA named as vice president of finance

    David B. McWilliams, chief executive officer of PharmaFrontiers, commented, "We anticipate starting our Phase IIb trial during the second quarter of this year, so we have moved aggressively to ensure that our financial resources, capital structure and management team are all optimally organized and aligned to support this important milestone in our clinical program. We are ready in every sense to focus our energy and resources on our next stage of development."

    Financial Results

    The Company reported no revenue for the three months ended March 31, 2006 or in its comparative period the year before. General and administrative expenses during the three months ended March 31, 2006 were $1,075,882, compared with $1,206,715 during the same period in 2005. The decrease in general and administrative expenses is due primarily to a reduction in legal fees associated with patent filings, a lower allocation of facilities costs and overhead now allocated to research and development. This was offset in part by an increase in stock-based compensation expense. In January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123R") which requires the measurement and recognition of compensation expense for all share-based payment awards made to our employees and directors including stock options and restricted stock based on estimated fair values. We elected to adopt the modified prospective transition method as provided by SFAS 123R and, accordingly, prior year results have not been restated. Stock-based compensation expense recognized under SFAS 123R for the three months ended March 31, 2006 was $484,392.
    Research and development expenses were $738,450 for the first quarter of 2006, compared with $644,264 for the same period in 2005. The increase is primarily related to an increase in consulting fees related to the rheumatoid arthritis program and a higher allocation of facilities and over costs to research and development due to increased development activities.
    Interest expense was $429 for the three months ended March 31, 2006, compared with $1,487,384 for the comparable quarter in 2005. The interest expense during 2005 was due to notes that were outstanding during the first quarter of 2005 which were subsequently converted into equity in June 2005.
    PharmaFrontiers had a net loss for the three months ended March 31, 2006 of ($2,224,450) or ($0.11) per share (basic and diluted), compared with a net loss of ($3,747,304) or ($0.37) per share (basic and diluted) for the same period of 2005.
    The Company had cash of $1,059,856 as of March 31, 2006 as compared with $2,560,666 as of December 31, 2005. After the close of the first quarter of 2006, the Company completed a private placement of equity, which raised $23,000,000.

    About PharmaFrontiers Corp.

    PharmaFrontiers' strategy is to develop and commercialize cell therapies to treat several major disease areas such as multiple sclerosis, rheumatoid arthritis, pancreatic and cardiac conditions. PharmaFrontiers has exclusive license from Baylor College of Medicine for individualized cell therapies that will be starting an FDA Phase IIb clinical trial to evaluate effectiveness in treating MS. The company also holds the exclusive worldwide license for an autologous T cell vaccine for rheumatoid arthritis from the Shanghai Institutes for Biological Sciences (SIBS), Chinese Academy of Sciences of the People's Republic of China. The company also holds the exclusive worldwide license from the University of Chicago, through its prime contractor relationship with Argonne National Laboratory, for patents relating to the use of adult pluripotent stem cells derived from patients' own circulating blood.
    For more information, visit PharmaFrontiers' website at www.pharmafrontierscorp.com.

    Safe Harbor Statement

    This press release contains "forward-looking statements," including statements about PharmaFrontiers' growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to PharmaFrontiers' ability to obtain additional funding, develop its stem cell technologies, achieve its operational objectives, and obtain patent protection for its discoveries, that may cause PharmaFrontiers' actual results to be materially different from any future results expressed or implied by such forward-looking statements. PharmaFrontiers undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.


                          (Tables to follow)

                         PHARMAFRONTIERS CORP.
                         FINANCIAL HIGHLIGHTS
                              (UNAUDITED)

                            Three Months  Three Months   Inception
                                Ended         Ended       through
                              March 31,     March 31,     March 31,
                                2006          2005          2006
                            ------------- ------------- -------------
Consolidated Statements of
 Operations Data:
Expenses
General and administrative    $1,075,882    $1,206,715    $2,279,396
Depreciation and
 amortization                    432,333       418,315     2,432,362
Research and development         738,450       644,264    13,096,337
Loss on disposal of assets           362             -       480,294
                            ------------- ------------- -------------
  Operating Loss              (2,247,027)   (2,269,294)  (18,288,389)

Interest income                   19,621         6,930       107,543
Other income                       3,385         2,444        33,938
Interest expense                    (429)   (1,487,384)   (8,238,408)
                            ------------- ------------- -------------
  Net Loss                    (2,224,450)   (3,747,304)  (26,385,316)
                            ============= ============= =============


Basic and diluted loss per
 share                            $(0.11)       $(0.37)          N/A

Weighted average shares
 outstanding                  20,654,294    10,224,456           N/A


                                As of         As of
                              March 31,    December 31,
                                2006          2005
                            ------------- -------------
Consolidated Balance Sheet
 Data:
Cash and cash equivalents
 and prepaid expenses         $1,268,344    $2,743,190
Intangible assets             25,846,159    26,130,441
Fixed Assets                     549,574       479,996
Other assets                     450,943       388,210
                            ------------- -------------
Total assets                 $28,115,020   $29,741,837
                            ============= =============
Current liabilities           $2,363,019    $2,429,776
Common stock                   1,048,351     1,030,977
Additional paid in capital    51,088,966    50,441,948
Deficit accumulated during
 the development stage       (26,385,316)  (24,160,864)
                            ------------- -------------
Total stockholders' equity    25,752,001    27,312,061
                            ------------- -------------
Total liabilities and
 stockholders' equity        $28,115,020   $29,741,837
                            ============= =============

    CONTACT: PharmaFrontiers Corp.
             Lynne Hohlfeld, 281-719-3421
             lhohlfeld@pharmafrontierscorp.com
             or
             Investor Relations Contacts:
             Lippert/Heilshorn & Associates
             Kim Sutton Golodetz, 212-838-3777
             kgolodetz@lhai.com
             or
             Bruce Voss, 310-691-7100
             bvoss@lhai.com